Exhibit 99.1

May 21, 2012

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES TO RAISE UP TO $95 MILLION IN CAPITAL

$50 million Private Placement to be followed by a
$45 million Rights Offering

Norfolk, Virginia, May 21, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads and Shore Bank, today announced that it will undertake a capital raise of at least $80 million, but no more than $95 million through the sale of its common stock in a private placement and a public rights offering. The purpose of the capital raise is to satisfy all regulatory capital requirements and provide significant additional capital.

The Company has entered into a definitive agreement with its three largest shareholders – Carlyle Financial Services Harbor, L.P. (“Carlyle”), ACMO-HR, L.L.C. (“Anchorage”) and CapGen Capital Group VI LP (“CapGen” and, together with Carlyle and Anchorage, the “Investors”) – to purchase an aggregate of $50 million of its common stock at $0.70 per share in a private placement expected to close in June 2012, subject to satisfaction of the conditions of the agreement, including shareholder and regulatory approvals.  Following the closing of the first $50 million in the private placement, the Company plans to conduct a $45 million public rights offering that will allow its shareholders other than the Investors to purchase up to, but no more than, their full pro-rata portion of the total $95 million capital raise at $0.70 per common share. The record date for the rights offering is May 31, 2012. The Investors have agreed not to participate in the rights offering, but in lieu of that participation, will serve as standby purchasers of all or a portion of the shares offered but not purchased in the capital raise. The number of shares the Investors purchase as standby purchasers and the ultimate size of the rights offering will depend on the level of shareholder participation in the rights offering. Upon closing of the $50 million private placement, the Investors have agreed to terminate warrants they hold to purchase 1,836,302 shares of the Company’s common stock at $10.00 per share.

The Investors are expected to purchase, in the aggregate, 71,428,571 shares in the initial private placement, plus purchase up to an aggregate of 53,518,176 of the shares not subscribed for in the rights offering. Following the capital raise, Carlyle and Anchorage will each hold no more than 24.9% and CapGen will hold no more than 41.2% of the voting common stock of the Company.

The capital raise and related transactions are subject to regulatory and shareholder approval and other conditions contained in the agreement with the Investors.  The Investors will only invest if all invest. If one of the Investors is unable or unwilling to fund its purchase of common stock, the capital raise will not close. In that event the Company’s sole remedy against the Investor that determines not to fund its purchase of common stock is liquidated damages of $2.5 million and a waiver by the Investor of its preemptive rights for a period of nine months. The Company will call a meeting of its shareholders as soon as practicable for the purpose of approving the transactions described in this press release.

As soon as practicable after the closing of the first $50 million in the private placement, the Company will file a registration statement with respect to the shares to be sold in, and will commence, the rights offering.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements regarding the consummation, consequences, purpose and timing of the transactions.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Sales of common stock to the Investors have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Act.

This release is not an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Offers and sales to persons in the rights offering shall only be made pursuant to an effective registration statement under the Act.